Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

Dune Energy, Inc.,

Dune Operating Company,

AND

Dune Properties, Inc.,

COLLECTIVELY, AS “SELLER” OR “SELLERS”

AND

Trimont Energy (NOW), LLC,

AS “BUYER”

DATED as of June 30, 2015

Section 14.12	Counterparts	39

Section 14.13	Approval of the Bankruptcy Court	39

Section 14.14	Amendment	39

Section 14.15	Schedules and Exhibits	40

Section 14.16	Time of the Essence	40

EXHIBITS

Exhibit A	Part 1	Leases and Easements, Rights-of-Way, Surface Fees and Surface Leases
Exhibit A	Part 2	Wells
Exhibit A	Part 3	Allocated Values by Field
Exhibit A	Part 4	Office Equipment and Furniture
Exhibit A	Part 5	Material Contracts
Exhibit A	Part 6	Vehicles, Boats, Etc.
Exhibit B	–	Excluded Assets
Exhibit C	–	Form of Assignment
Exhibit D	–	Form of Transition Services Agreement

SCHEDULES

Schedule 1.01	–	Knowledge
Schedule 5.01(c)	–	Consents
Schedule 5.01(e)	–	Noncontravention
Schedule 5.01(f)	–	Litigation
Schedule 5.01(g)	–	Brokers’ Fees
Schedule 5.01(h)	–	Taxes
Schedule 5.01(i)	–	Royalty Payments
Schedule 5.01(j)	–	Hydrocarbon Sales
Schedule 5.01(k)	–	Environmental Notices
Schedule 5.01(l)	–	Compliance with Laws
Schedule 5.01(n)	–	AFEs
Schedule 5.01(o)	–	Preferential Purchase Rights
Schedule 5.01(p)	–	Imbalances
Schedule 5.02(c)	–	Consents
Schedule 6.03	–	Interim Period Operations
Schedule 12.01(b)	–	Assumed Production Taxes

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of this 30th day of June, 2015 (the “Execution Date”), by and between Dune Energy, Inc., a Delaware corporation, Dune Operating Company, a Texas corporation, and Dune Properties, Inc., a Texas corporation (collectively, “Seller” or “Sellers”), and Trimont Energy (NOW), LLC, a Texas limited liability company (“Buyer”). Buyer and Seller are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

W I T N E S S E T H:

WHEREAS, on March 8, 2015, Seller filed a voluntary petition for relief (the “Bankruptcy Case”) under the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101 through 1532, as may have been or are amended from time to time (the “Bankruptcy Code”) before the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”);

WHEREAS, Seller, as debtor and debtor-in-possession, has continued in the possession of its assets and the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, Seller, desires to sell and assign, and Buyer desires to purchase and acquire, all of Seller’s right, title and interest in, to and under the Assets (as defined herein) which Assets relate to the Acquired Fields (as defined herein) effective as of the Effective Time (as defined hereinafter); and

WHEREAS, the transactions contemplated hereunder are subject to the authorization and approval of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Party, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Purchase Price” shall have the meaning given that term in Section 3.01.

“Advisors” shall have the meaning given that term in Section 6.01.

“AFEs” shall have the meaning given that term in Section 5.01(n).

“Affiliate” shall mean any Person that, directly or indirectly, through one or more entities, controls, is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” and its syntactical variants mean the power, direct or indirect, to direct or cause the direction of the management of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.

“Agreement” shall have the meaning given that term in the preamble.

“Allocated Value” shall have the meaning given that term in Section 3.03.

“Alternative Transaction” has the meaning given that term in Section 11.01(e).

“Assets” shall have the meaning given that term in Section 2.02.

“Assignments” shall have the meaning given that term in Section 9.03(a).

“Assumed Obligations” shall have the meaning given that term in Section 12.01.

“Auction” shall have the meaning given that term in Section 7.01(a).

“Bankruptcy Case” shall have the meaning given that term in the Recitals.

“Bankruptcy Code” shall have the meaning given that term in the Recitals.

“Bankruptcy Court” shall have the meaning given that term in the Recitals.

“Bid” shall have the meaning given that term in the Bidding Procedures.

“Bidding Procedures” shall have the meaning given that term in the Bidding Procedures Order.

“Bidding Procedures Order” shall mean the Order (A) Approving Sale and Bidding Procedures in Connection with Sale of Assets of the Debtors, (B) Approving Form and Manner of Notice, (C) Scheduling Auction and Sale Hearing, (D) Authorizing Procedures Governing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (E) Granting Related Relief, to be entered by the Bankruptcy Court.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Houston, Texas are authorized or obligated by Law to close.

“Buyer” shall have the meaning given that term in the preamble.

“Buyer Affiliates” shall mean Buyer and its members, partners, shareholders and Affiliates, and the officers, board of directors and/or managers, employees, agents and representatives of all of the foregoing Persons.

“Closing” shall have the meaning given that term in Section 9.01.

“Closing Date” shall have the meaning given that term in Section 9.01.

“Closing Statement” shall have the meaning given that term in Section 9.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor statute thereto.

“Consent” shall have the meaning given that term in Section 5.01(c).

“Consent Deductible” shall have the meaning given that term in Section 4.01(a).

“Consent Deposit Amount” shall have the meaning given that term in Section 4.01(a).

“Consent Threshold” shall have the meaning given that term in Section 4.01(a).

“Contract Cure Amount” shall mean, with respect to any Contract, the amounts required to be paid, if any, in connection with the assumption and assignment of such Contract pursuant to Section 365 of the Bankruptcy Code.

“Contracts” shall have the meaning given that term in Section 2.02(h).

“Dispute Notice” shall have the meaning given that term in Section 9.02(c).

“Earnest Money” shall mean $1. The Earnest Money shall be transferred from the good faith deposit of $1,500,000 which was submitted by Buyer pursuant to the June 19, 2015 Purchase and Sale Agreement. The remainder of such deposit ($1,499,999) is referred to herein as the “Prior Deposit”.

“Effective Time” shall mean 7:00 a.m. Houston, Texas, time on July 1, 2015.

“Environmental Laws” shall mean applicable federal, state and local Laws (in each case, as the same are in effect at the relevant date or for the relevant period) pertaining to the environment (including ambient air, indoor air, surface water, groundwater, land surfaces, sediment or subsurface strata) or natural resources, the prevention of pollution, the Release of Hazardous Substances, the remediation of Hazardous Substances, or the restoration of the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act and the Oil Pollution Act of 1990.

“Excluded Assets” shall have the meaning given that term in Section 2.03.

“Excluded Employee Liabilities” means each of the following:

(a) any Seller’s or any of its Affiliates’ obligations to contribute to, make payments with respect to or provide benefits under any employee benefit plan, including: (i) any arrangement that provides severance-type, stay or retention pay or change-in-control payments or benefits due to eligible terminations of employment incurred after the Closing Date); and (ii) any retention, severance or other arrangement established pursuant to section 503(c) of the Bankruptcy Code;

(b) any and all Liabilities arising out of, relating to or resulting from any Legal Proceeding with respect to any current or former employee relating to his/her employment or services, or termination of employment or services, with any Seller or any of its Affiliates;

(c) any and all Liabilities arising out of, relating to or resulting from any defined benefit pension plans, defined contribution plans, post-employment health (other than as required by COBRA), welfare or death benefits (and associated Liabilities), or any ERISA Affiliate Liability;

(d) any and all Liabilities arising out of, relating to, or resulting from the withdrawal and/or cessation of employees or other employees from participation in any Employee Benefit Plan, including, if applicable, pursuant to section 4062(e) of ERISA;

(e) any and all other Liabilities arising out of, relating to or resulting from any current, former or prospective employees with respect to their employment or termination of employment with any Seller or any of its Affiliates, including: (i) payments or entitlements that any Seller or any of its Affiliates may owe or have promised to pay to any current, former or prospective employee, including wages, other remuneration, holiday, bonus, severance pay (statutory or otherwise), commission, Taxes, or insurance premiums; (ii) any and all Liabilities relating to any employment agreement or contract, any current, former or negotiated collective bargaining agreement, or the employment practices of any Seller or any of its Affiliates; (iii) any and all Liabilities under the WARN Act relating to actions, inactions or practices of any Seller or any of its Affiliates on or prior to the Closing Date (including, for the avoidance of doubt, any reduction in force programs initiated prior to the Closing Date, even if any employment losses resulting from such reduction in force programs occur on or after the Closing Date); and (iv) any and all Liabilities relating to workers’ compensation claims and occupational health claims against any Seller or any of its Affiliates for accidents or injuries occurring on or prior to the Closing, if any.

“Facilities” shall have the meaning given that term in Section 2.02(c).

“Files” shall have the meaning given that term in Section 2.02(j).

“Final Accounting Statement” shall have the meaning given that term in Section 9.02(c).

“Final Order” shall mean an order of the Bankruptcy Court as to which the time to appeal has expired and as to which no appeal, stay, petition for certiorari, or other proceedings for reconsideration shall then be pending.

“Financial Records” shall mean, to the extent in Seller’s possession, all available financial information relating to the Assets for the last two years, including, but not be limited to, all general ledgers, journals, revenue logs, operating reports, invoices and any other underlying supporting documents that may be needed to prepare audited and proforma financial statements of the Assets as a result of this transaction.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any federal, state, local or foreign government or any court of competent jurisdiction, regulatory or administrative agency, commission or other governmental authority that exercises jurisdiction over any of the Assets.

“Hazardous Substances” shall mean any substance, material or waste which is defined or regulated as a “hazardous substance,” “hazardous material” or “hazardous waste” under or otherwise regulated by any Environmental Laws or for which Liability can be imposed under any Environmental Law.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalance” shall mean any imbalance at the wellhead related to the Assets between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead all as disclosed on Schedule 5.01(q).

“Income Taxes” shall mean any income, capital gains, franchise and similar Taxes.

“Intellectual Property” means all worldwide intellectual property and rights, title and interests arising from or in respect of the following: (a) industrial design registrations and applications therefore, utility models, patents and patent applications (including provisional applications), including continuations, divisionals, continuations in-part, reexaminations and reissues, extensions, renewals and any patents that may be issued with respect to the foregoing (collectively, “Patents”); (b) trademarks, service marks, certification marks, collective marks, trade names, business names, slogans, acronyms, forms of advertisement, assumed names, d/b/a’s, fictitious names, trade dress, logos, designs, devices, signs, symbols, design rights including product design, configuration and packaging rights, internet domain names, icons, symbols or designations, corporate names, and general intangibles of a like nature and other indicia of identity, origin or quality, whether registered, unregistered or arising by Law, and all applications, registrations, and renewals for any of the foregoing, together with the goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (c) published and unpublished works of authorship in any medium, whether copyrightable or not, whether in final form or not, in all media now known or hereafter created, including writings, graphics, artworks, photographs, compositions, sound recordings, motion pictures and audiovisual works, databases and other compilations of information, computer software, mobile and internet applications and content, source code, object code, algorithms, and other similar materials, all packaging, advertising and promotional materials related to the products, and all copyrights and moral rights therein and thereto, and registrations and applications therefor, and all issuances, renewals, extensions, restorations and reversions thereof, in each case, whether registered or not (collectively, “Copyrights”); and (d) confidential or proprietary information, inventions and invention disclosures (whether patentable or not and whether or not reduced to practice), improvements, unregistered designs, trade secrets, and know-how, including methods, processes, procedures, business plans, strategy, marketing data, marketing studies, advertisements, schematics, Seller’s Records, as defined below, concepts, software and databases (including source code, object code and algorithms), formulae, and compositions, drawings, prototypes, models, discoveries, technology, research and development and customer information and lists (collectively, “Trade Secrets”), together with all rights of action and remedies for past, present and future infringement of any of the foregoing Intellectual Property.

“Interim Period” shall mean that period commencing on the date of the execution of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement.

“June 19, 2015 Purchase and Sale Agreement” shall mean the Purchase and Sale Agreement dated June 19, 2015, between Seller and Buyer providing for the sale and purchase of substantially all of Seller’s assets, which agreement is the Backup Successful Bid (as defined in the Bidding Procedures).

“Knowledge” shall mean, with respect to Seller and Buyer, the actual knowledge of the Persons listed on Schedule 1.01 hereto, provided, however, such Persons shall have undertaken a good faith and ordinary course investigation of any relevant matter.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning given that term in Section 2.02(a).

“Legal Proceeding” means any claim, demand, litigation, action, cause of action, suit, audit, dispute, review, hearing, charge, indictment, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Body or arbitration or other similar dispute resolution proceeding.

“Liabilities” shall mean, except as provided in Section 12.04, any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Liens” shall mean any mortgage, lien, security interest or other charge or encumbrance, or any financing lease having substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” shall mean (a) any change, effect, state of facts, occurrence, event or circumstance that results, individually or in the aggregate, in a material adverse effect on the use, ownership or operation of the Assets, taken as a whole and as currently operated as of the date of this Agreement, or (b) any change, effect, state of facts, occurrence, event or circumstance that prevents or materially impedes the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that no change, effect, state of facts, occurrence, event or circumstance, individually or in the aggregate, that arises or results from the following shall be deemed to constitute or be considered in determining whether a Material Adverse Effect has occurred: (i) changes in general economic, capital market, regulatory or political conditions or changes in applicable Law or the interpretation thereof that, in any case, do not materially affect the Assets in any area or areas where the Assets are located as compared to similarly situated properties; (ii) changes that affect generally the oil and gas industry in any area or areas where the Assets are located that, in any case, do not disproportionately affect the Assets as compared to similarly situated properties; (iii) the declaration by the United States of a national emergency or acts of war or terrorism or acts of God that, in any case, do not disproportionately affect the Assets; (iv) the entry into or announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (v) changes in Law or GAAP; (vi) any changes in commodity prices, including any Hydrocarbons or other commodities relating to the business of Seller or the Assets; (vii) any action or omission of Buyer; (viii) changes relating to or arising from (A) the filing, pendency or conduct of the Bankruptcy Case, (B) any orders of the Bankruptcy Court or (C) the fact that Seller is operating as a debtor-in-possession under the Bankruptcy Code; or (ix) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer.

“Material Contract” shall mean the following (excluding any Leases) to the extent relating to the Assets and that would be binding upon Buyer after the consummation of the transactions contemplated hereby:

(a) any Contract that (i) can reasonably be expected to result in aggregate payments by Seller of more than TWENTY-FIVE THOUSAND AND NO/100 Dollars ($25,000.00) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) and (ii) cannot be terminated without penalty on thirty (30)] days or less notice;

(b) any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than TWENTY-FIVE THOUSAND AND NO/100 Dollars ($25,000.00) during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(c) any purchase and sale, transportation, processing, refining or similar Contract (in each case) to which Seller is a party or to which the Assets are subject to that is not terminable without penalty on thirty (30)] days or less notice;

(d) any indenture, mortgage, loan, note, credit, sale-leaseback or similar Contract (in each case) to which any of the Assets are subject and all related security agreements or similar agreements associated therewith, unless such Assets are to be released from such Contracts on or before the Closing; and

(e) any Contract between an Affiliate of Seller, on the one hand, and Seller, on the other hand, that would be binding upon Buyer following Closing and will not be terminated on or prior to Closing.

“Material Liability” shall mean liabilities in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00).

“Operating Expenses” means all operating expenses (including costs of insurance and Production Taxes) and capital expenditures incurred in the ownership, operation or maintenance of the Assets and, where applicable, in accordance with the relevant operating or unit agreement, if any, and Overhead Costs charged or attributable to the Assets, but excluding (a) Liabilities for personal injury or death, property damage or violation of any Law, (b) obligations to plug Wells, dismantle Facilities, close pits or restore the surface around such Wells, Facilities and pits, (c) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, Facilities or personal property under applicable Environmental Laws, (d) obligations with respect to Imbalances, and (e) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, consent or arbitration award of any Government Authority.

“Outside Date” shall mean July 24, 2015.

“Overhead Costs” shall mean with respect to any Well that is operating between the Effective Date and the Closing Date, (a) the overhead amount under the joint operating agreement applicable to such Well that would be attributable to Seller’s interest therein for the period of time from and after the Effective Time up to (and including) the Closing Date, or (b) if no such joint operating agreement is in existence with respect to any Well, then the amount obtained by multiplying (i) ten Dollars ($10.00) per day for such Well by (ii) the number of days elapsing from and after the Effective Time up to (and including) the Closing Date.

“Parties” shall have the meaning given that term in the preamble.

“Permits” means any approvals, authorizations, consents, franchises, licenses, permits, waivers, operating permits, easements, qualifications, grants, concessions, exceptions, rulings, waivers, variances, registrations, certificates or other forms of permission, exemptions, plans and the like, of any Governmental Body.

“Person” shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including government or political subdivisions or an agency, unit or instrumentality thereof.

“Petition Date” shall have the meaning given that term in the Bidding Procedures Order.

“Production Taxes” means ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Properties” shall have the meaning given that term in Section 2.02(b).

“Purchase Price” shall have the meaning given that term in Section 3.01.

“Purchase Price Allocation” shall have the meaning given that term in Section 3.03.

“Purchased Intellectual Property” means any and all Intellectual Property solely and exclusively related to the Assets and owned by Seller or its Affiliates including all rights of action and remedies for past, present and future infringements thereof which may be sold or assigned to the Buyer by the Seller pursuant to the Bankruptcy Code, or for which consents have been obtained, at no cost to the Seller.

“Qualified Bidder” shall have the meaning given that term in the Bidding Procedures.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into or through the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to: (a) clean up, remove, treat or in any other way address any Hazardous Material; (b) prevent the Release of any Hazardous Substances so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to correct a condition of noncompliance with Environmental Laws.

“Royalties” shall have the meaning given that term in Section 5.01(i).

“Sale Order” is an order of the Bankruptcy Court, in a form acceptable to Seller and Buyer, entered pursuant to Sections 105, 363, and 365 of the Bankruptcy Code (a) approving this Agreement and the transactions contemplated hereby; (b) approving the sale and transfer of the Assets to Buyer free and clear of all Liens, claims and interests (other than Liens created by Buyer), pursuant to Section 363(f) of the Bankruptcy Code, (c) approving the assumption and assignment to Buyer of the Contracts; (d) finding that Buyer is a good-faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code; (e) finding that due and adequate notice of the Sale Motion and an opportunity to be heard were provided to all Persons entitled thereto, including but not limited to all lien holders and federal, state and local taxing and regulatory authorities; (f) confirming that Buyer is acquiring the Assets free and clear of all liabilities, other than the Assumed Obligations; and (g) providing that the provisions of Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d) are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure.

“Seller” shall have the meaning given that term in the preamble.

“Successful Bidder” shall have the meaning given that term in the Bidding Procedures.

“Tax Returns” shall mean any report, return, information statement, payee statement or other information required to be provided to any Governmental Authority with respect to Taxes or any schedule or attachment thereto or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

“Taxes” means any taxes, assessments and other governmental charges imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any reasonable expenses incurred in connection with the determination, settlement or litigation of the Tax liability.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement substantially in the form of Exhibit E hereto which the parties shall negotiate in good faith after the Auction but prior to the Sale Hearing.

“Transfer Taxes” shall have the meaning given that term in Section 14.01.

“Un-obtained Consent” shall have the meaning given that term in Section 4.01(a).

“Unit Interests” shall have the meaning given that term in Section 2.02(a).

“Wells” shall have the meaning given that term in Section 2.02(b).

Section 1.02 Interpretation. As used in this Agreement, unless the context otherwise requires, the term “includes” and its syntactical variants means “includes but is not limited to.” The headings and captions contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions hereof. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. All references herein to “Sections” and “Articles” in this Agreement shall refer to the corresponding section and article of this Agreement unless specific reference is made to such sections of another document or instrument. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.

ARTICLE II. ASSETS

Section 2.01 Agreement to Sell and Purchase. Pursuant to Section 363 and 365 of the Bankruptcy Code, for the consideration hereinafter set forth and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the Assets.

Section 2.02 Assets. Subject to Section 2.03, the term “Assets” shall mean the Seller’s right, title and interest in the following assets of the Debtor solely to the extent relating to Seller’s interests in the fields commonly known as Bateman Lake and Garden Island Bay, Louisiana (the “Acquired Fields”):

(a) (i) the oil and gas leases, assignments, interests in fee, in whole or in part, described in Exhibit A – Part 1 (Seller’s interests in such leases, including all overriding royalty interests, working interests, net profit interests, and/or any other real or personal property interest therein collectively, the “Leases”), and (ii) the interests in any units or pooled or communitized lands arising on account of the Leases having been unitized or pooled into such units or with such lands (Seller’s interests in such units, the “Unit Interests”);

(b) all wells on or attributable to the Leases or Unit Interests, whether producing or non-producing set forth on Exhibit A-Part 2 (the “Wells”, and the Leases, the Unit Interests and the Wells being collectively referred to hereinafter as the “Properties”);

(c) all real property (the “Real Property”) owned in whole or in part by any Seller, including but not limited to those set forth on Exhibit A-Part 1.

(d) all improvements, production facilities, structures, tubular goods, well equipment, lease equipment, production equipment, pipelines, inventory and all other personal property, fixtures and facilities to the extent appurtenant to or used solely in connection with the Properties, whether or not currently in use or in operating or usable condition (collectively, the “Facilities”);

(e) to the extent assignable at no additional cost to Seller, all permits, licenses, servitudes, easements, rights-of-way, surface fee interests and other surface use agreements to the extent used in connection with the ownership or operation of the Properties or the Facilities, including without limitation, those described in Exhibit A-Part 1;

(f) all computers, furniture and other personal property located at the Acquired Fields, including without limitation, those described in Exhibit A – Part 4;

(g) all of the Sellers’ right, title and interest to all Hydrocarbons produced from the Leases and on hand at the Closing Date, held on the Leases or in the tanks or as line fill and any accounts receivable created on or after the Effective Time from the sale of Hydrocarbons produced from the Leases and all proceeds thereof. For the avoidance of doubt, the Assets shall not include any Hydrocarbons produced and sold in the ordinary course of business prior to the Effective Time or any uncollected accounts receivable related thereto;

(h) all contracts, real property leases, equipment leases, software, data and other licenses, contracts, and agreements related to the Assets (other than the Leases) all as listed in Exhibit A – Part 5 (collectively, the “Contracts”);

(i) all Imbalances relating to the Properties;

(j) all of those records, files, contracts, orders, agreements, permits, licenses, easements, maps, physical maps, data, schedules, reports and logs relating to the Assets (collectively referred to as the “Files”);

(k) all vehicles, boats, and other personal property described in Exhibit A – Part 6.

(l) all trade credits, accounts receivable, proceeds or revenues attributable to the Assets and accruing after the Effective Time;

(m) all claims and rights under contracts, supplier agreements, purchase orders, work orders, leases of equipment, machinery, production machinery, tooling and other forms of personal property, in each case relating to the Assets and which are not an Excluded Asset;

(n) to the extent consent has been granted or waived (if consent is required), all seismic licenses, seismic data and other geological and seismic records and related technical data and information related to the Leases, including any geologic and geophysical interpretations, in each case to the extent (i) such licenses, data and information is currently owned and may be assigned without third party consent or expenditures beyond tape copying costs and expenses or (ii) the Buyer desires to acquire any such license, data or information and bear the cost, if any, of assignment or transfer;

(o) all files, books and records of the Seller relating to the Assets (but excluding the Sellers’ Retained Records), including plats, surveys, maps, cross-sections, production records, electric logs, cuttings, cores, core data, pressure data, decline and production curves, well files and related matters, division of interest records, division orders, lease files, title opinions, abstracts of title, title curative documents, lease operating statements and all other accounting information, marketing reports, statements, gas balancing information and all other documents relating to customers, sales information, supplier lists, records, literature and correspondence, physical maps, geologic or geophysical interpretations, electronic and physical project files (including, without limitation geologic and geophysical project files in electronic format) as set forth in the Transition Services Agreement (collectively, “Seller’s Records”);

(p) all warranties, guarantees and similar rights related to the Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Assets, and claims against suppliers and other third parties in connection with the Contracts;

(q) the Purchased Intellectual Property;

(r) all the Seller’s Financial Records to the extent related to the Assets and exclusive of any personally identifiable information of the Seller’s employees; and

(s) all claims and causes of action of Sellers asserted in Dune Energy, Inc. vs. Chevron U.S.A., Inc., Civil Action No. 2:15-cv-00309, pending in the United States District Court for the Eastern District of Louisiana.

Section 2.03 Excluded and Reserved Assets. The Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the Excluded Assets. The “Excluded Assets” shall mean all assets of the Seller not specifically included in the Assets including, but not limited to, the following:

(a) all refunds of costs, Production Taxes or expenses attributable to any periods of time prior to the Effective Time, and all refunds, credits, net operating losses and similar Tax assets attributable to Income Taxes imposed on Seller, its Affiliates and/or its direct and indirect owners;

(b) all guarantees, letters of credit, comfort letters, surety bonds, support agreements and other credit support but excluding any Bond Collateral Assets, as defined in Section 6.04, below, or cash or cash equivalents or other security or collateral provided therefor by Seller or Seller’s Affiliates in support of the obligations of Seller with respect to the Assets;

(c) subject to Section 4.02, all rights, titles, claims and interests of Seller or its Affiliates under any insurance policy or agreement, to any insurance proceeds or to or under any bond or bond proceeds, in each such case attributable to acts, events or occurrences prior to the Effective Time;

(d) all privileged attorney-client (i) communications and (ii) other documents (other than title opinions);

(e) all materials and information that cannot be disclosed to Buyer as a result of confidentiality obligations to Third Parties, to the extent disclosed by the Debtors to the Buyer in a log setting forth the contract party, the nature of the confidential information, and the term of such confidentiality provision;

(f) all audit rights arising under any of the Contracts with respect to any periods of time prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances;

(g) all valuations, bidder lists, presentations and communications with marketing advisors developed or prepared in connection with marketing the Assets;

(h) all amounts paid by any Person to Seller or its Affiliates as overhead for periods of time accruing prior to the Effective Time under any joint operating agreements burdening the Assets;

(i) unless listed as a Contract on Exhibit A- Part 5, all master service agreements between Seller and any Third Party and all rights and privileges thereunder;

(j) all corporate, financial, income and franchise tax and litigation records that relate to Seller’s business generally, materials, analyses and information developed or prepared in connection with marketing the Assets and all books and records related to the Excluded Assets and copies of the Files retained by Seller (the “Seller Retained Records”);

(k) except as otherwise expressly provided in this Agreement, all cash and cash equivalents (including marketable securities and short-term investments); and

(l) all assets listed on Exhibit B.

Section 2.04 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, the Buyer shall not assume and shall not be deemed to have assumed, and the Seller shall remain liable with respect to, any and all Liabilities of the Seller arising out of, relating to or otherwise in respect of the Business, the Employees, or the Assets prior to the Closing Date, and all other Liabilities of any Seller, other than the Assumed Obligations (collectively, the “Excluded Liabilities”). Without limiting the foregoing, for the avoidance of doubt, except to the extent that any of the following constitute an Assumed Obligation, the Buyer shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, including all of the following Liabilities of Seller (each of which shall constitute an Excluded Liability hereunder):

(a) all Liabilities arising out of or relating to the Business, the Assets or the ownership, operation or conduct thereof;

(b) all Liabilities for accrued expenses, accounts payable, or other obligations incurred in the operation of the Sellers’ Business or Assets;

(c) all Liabilities arising out of or related to any of the Excluded Assets, including any contract, lease or agreement that is not a Contract or Lease;

(d) Any and all Liabilities arising under Environmental Laws relating in any way to the Assets (including the Seller’s operation of such Assets at any time) that are not specifically assumed by the Buyer in Section 12.01 of this Agreement.

(e) all Liabilities relating to any claims for infringement, dilution, misappropriation or any other violation of the rights of any third parties or caused by use of the Purchased Intellectual Property by Seller;

(f) except as otherwise expressly provided in this Agreement with respect to Transfer Taxes and Production Taxes, all Liabilities for any Taxes of any Seller and all liability for Taxes in respect of the Purchased Assets that are attributable to any period, or portion thereof, before the Closing Date;

(g) all Excluded Employee Liabilities;

(h) all Liabilities arising as a result of any Legal Proceedings, whether initiated prior to or following the Closing Date, to the extent related to the Business or the Assets that first arose on or prior to the Closing Date, including, but not limited to, any actions for breach of contract, product liability or any tort actions;

(i) all Liabilities arising under any Indebtedness of Seller or any obligations or Liabilities to preferred or common equityholders or debtholders of Seller;

(j) all Liabilities with respect to any costs, fees and expenses (including all legal, accounting, financial advisory, valuation, investment banking and other third party advisory or consulting fees and expenses) incurred by or on behalf of Seller in connection with or arising from the Bankruptcy Case or the transactions contemplated by this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby;

(k) all Liabilities: (i) existing prior to the filing of the Bankruptcy Case that are subject to compromise under the Bankruptcy Case, other than the Cure Costs; and (ii) to the extent not otherwise expressly assumed herein, incurred subsequent to the filing of the Bankruptcy Case and prior to the Closing;

(l) all Liabilities relating to any theories of law or equity involving successors or transferees;

(m) all Liabilities and obligations of Seller under this Agreement, the Ancillary Agreements and each other agreement, document or instrument contemplated hereby or thereby or any Contract entered into in connection herewith or therewith; and

(n) all liability, warranty and similar claims for damages or injury to person or property and all other Liabilities, regardless of when made or asserted, to the extent arising out of or incurred in connection with the conduct of the Business, on or before the Closing Date.

Section 2.05 Revenues and Expenses. Subject to the provisions hereof, including Section 9.02(a)(iv) and Section 12.01, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all

Operating Expenses (in each case) attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, from and after Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall be responsible for all Operating Expenses (in each case) attributable to the Assets for the period of time from and after the Effective Time. All Operating Expenses attributable to the Assets (in each case) that are: (a) incurred with respect to operations conducted or Hydrocarbons produced prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or Hydrocarbons produced from and after the Effective Time shall be paid by or allocated to Buyer. Seller shall, upon receipt of any amounts owed to Buyer under this section that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Buyer. Buyer shall, upon its receipt of any amounts owed to Seller under this section that are not accounted for in the Final Accounting Statement, promptly deliver any such amounts to Seller.

ARTICLE III. CONSIDERATION

Section 3.01 Purchase Price. The consideration for the purchase, sale and assignment of the Assets by Seller to Buyer is Buyer’s payment to Seller of the sum of ONE DOLLAR ($1) (the “Purchase Price”), as adjusted pursuant to Section 9.02 (the “Adjusted Purchase Price”) plus the assumption by Buyer of the Assumed Obligations. The Adjusted Purchase Price shall be paid by Buyer to Seller at the Closing by means of the Seller applying the Earnest Money.

Section 3.02 Earnest Money. If Closing occurs, the Earnest Money shall be disbursed to Seller as the Purchase Price, otherwise the Earnest Money shall be disbursed pursuant to and in accordance with the terms of this Agreement. If not returned previously pursuant to the terms of the June 19, 2015 Purchase and Sale Agreement, the Prior Deposit shall be remitted to the Buyer at Closing.

Section 3.03 Asset Allocated Values.

(a) Buyer and Seller agree that the unadjusted Purchase Price is allocated among the Assets in the amounts set forth in Exhibit A-Part 2 (the “Purchase Price Allocation”). The “Allocated Value” for any Asset equals the portion of the Purchase Price allocated to such Asset on Exhibit A-Part 2 and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller shall use commercially reasonable efforts to update the Purchase Price Allocation in a manner consistent with the prior Purchase Price Allocation following any adjustment to the Purchase Price pursuant to this Agreement. The Purchase Price Allocation is set forth for the sole purpose of determining purchase price adjustments pursuant to Section 9.02(b)(ii), below, and for no other reason.

(b) Within 90 days, the Buyer shall deliver to Seller a statement (the “Tax Allocation Statement”) allocating, for tax purposes, the Purchase Price. The Allocation Statement shall be subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed. The Allocation Statement shall be reasonable and prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement hereby agree to (i) be bound by the Tax Allocation Statement after Seller shall have approved it in writing, (ii) act in accordance with the Tax Allocation Statement in connection with the preparation, filing and audit of any tax return (including, without limitation, in the filing of IRS Form 8594 and any other corresponding tax forms), and (iii) take no position inconsistent with the Tax Allocation Statement for any tax purpose (including, without limitation, in any audit, judicial or administrative proceeding). In the event that the Seller and the Buyer cannot agree to the Tax Allocation Statement, the Tax Allocation Statement shall be submitted to a mutually agreeable arbitrator, whose determination shall be binding on all parties. The expenses of the arbitrator shall be borne equally by Seller and Buyer.

ARTICLE IV. CONSENTS; CASUALTIES

Section 4.01 Consents to Assign. With respect to each Consent set forth on Schedule 5.01(c), Seller shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent as required.

(a) To the extent that a Consent is required for the assumption and assignment of any Contract or Lease, if Seller fails to obtain a Consent set forth on Schedule 5.01(c) prior to Closing and the failure to obtain such Consent (i) could, after giving effect to the operation of applicable Law, including the Bankruptcy Code, cause (A) the assignment of the Lease or Well affected thereby to Buyer to be void under the express terms thereof or (B) the termination of a Lease under the express terms thereof, (ii) covers a “Field” with an Allocated Value set forth on Exhibit A – Part 3 in excess of FIFTY THOUSAND AND NO/100 Dollars ($50,000.00) (the “Consent Threshold”) and (iii) the aggregate Allocated Value with respect to all such un-obtained Consents satisfying clauses (i) and (ii) hereof, exceeds ONE HUNDRED THOUSAND AND NO/100 Dollars ($100,000.00) (the “Consent Deductible”), then the Asset (or portion thereof) affected by such un-obtained Consent (each an “Un-obtained Consent”) shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded and Buyer shall deposit in the Escrow Account an amount equal to such Allocated Value (such amount, the “Consent Deposit Amount”). In the event that an Un-obtained Consent that was not obtained prior to Closing is obtained within thirty (30) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such Un-obtained Consent and instruct the Escrow Agent to disburse to Seller an amount equal to the Allocated Value with respect to the Asset (or portion thereof) so excluded deposited in the Escrow Account (together with all interest earned thereon) and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in a form substantially similar to the Assignments or otherwise mutually acceptable to Seller and Buyer.

(b) If, during the Interim Period, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Buyer shall nevertheless be required to consummate the Closing, and Seller shall elect (in its sole discretion) by written notice to Buyer prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) at Closing, to pay to Buyer all sums paid or payable to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (ii), Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of (i), Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c) Prior to Closing and during the thirty (30) day period following Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 5.01(c), to the extent required for assumption and assignment of the Contracts listed thereunder notwithstanding the provisions of Section 365 of the Bankruptcy Code. Subject to the foregoing, Buyer agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

(d) If, following the thirty (30) day period following Closing, Seller fails to obtain a Consent set forth on Schedule 5.01(c), Seller or Buyer may instruct to the Debtor to disburse to Buyer an amount equal to the Allocated Value with respect to the Asset (or portion thereof) attributable to such Consent deposited in the segregated holding account for good faith deposits (together with all interest earned thereon), and such Asset (or portion thereof) shall be retained by Seller.

Section 4.02 Casualty or Condemnation Loss.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, subject to the occurrence of Closing, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Assets.

(b) If, during the Interim Period, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Buyer shall nevertheless be required to consummate the Closing, and Seller shall elect (in its sole discretion) by written notice to Buyer prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date) or (ii) at Closing, to pay to Buyer all sums paid or payable to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnitees) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (ii), Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against Third Parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of (i), Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Organization. Dune Energy, Inc., is a corporation duly formed, validly existing and in good standing under the Laws of the state of Delaware. Each of Dune Operating Company and Dune Properties, Inc., is a corporation duly formed, validly existing and in good standing under the Laws of the state of Texas.

(b) Qualification. Each of the Sellers is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Authorization/Consents. The execution and delivery by each Seller of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Seller’s governing body and under its organizational documents. Other than as set forth on Schedule 5.01(c), such authorization as is required by the Bankruptcy Court, those consents of Governmental Authorities customarily obtained post-Closing and such Consents that the failure to obtain, individually or in the aggregate, would not have a Material Adverse Effect, each Seller is not required to (i) give any notice to, make any filing with or obtain any authorization, consent or approval from any Governmental Authority or (ii) to Seller’s Knowledge, obtain any consent from any other Third Party (in each case) in order for Seller to consummate the transactions contemplated by this Agreement (each, a “Consent”).

(d) Enforceability. Subject to the entry of the Sale Order by the Bankruptcy Court, this Agreement has been duly executed and delivered by each Seller, and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e) Noncontravention. Except as described on Schedule 5.01(e), and assuming (i) the entry of the Sale Order by the Bankruptcy Court, (ii) compliance with all consent requirements and preferential rights to purchase or similar rights applicable to the transactions contemplated hereby and (iii) the release at the Closing of the mortgages and security interests upon the Assets securing Seller’s and/or its Affiliates’ credit facilities, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller will violate or breach the terms of, cause a material default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under: (A) any applicable Law, (B) the organizational documents of Seller, or (C) any Material Contract, other than, in the case of clauses (A) and (C), any such items that, individually or in the aggregate, would not have a Material Adverse Effect.

(f) Litigation. Except for the Bankruptcy Case and the litigation described on Schedule 5.01(f), as of the date of this Agreement there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Seller or any of the Assets that could result in Material Liabilities to the Seller.

(g) Brokers’ Fees. Except as described on Schedule 5.01(g), Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer will be liable or obligated.

(h) Taxes. Except as described on Schedule 5.01(h), (i) Seller has timely filed or caused to be filed on its behalf all Tax Returns attributable to Production Taxes that are required to be filed by it (taking into account any valid extension of the due date for filing), and all such Tax Returns are true and correct in all material respects; (ii) during the period of Seller’s ownership of the Assets, all material Production Taxes that have become due and payable have been duly paid, except to the extent being disputed in good faith; (iii) there are no administrative proceedings or lawsuits pending against the Assets by any Governmental Authority with respect to such Taxes; and (iv) there are no Liens on any of the Assets that arose in connection with the failure (or alleged failure) to pay any such Tax other than Taxes not yet delinquent or, if delinquent, that are being disputed in good faith.

(i) Royalty Payments. Except as described on Schedule 5.01(i), to Seller’s Knowledge, where Seller is the party responsible for royalty payments, Seller has paid all shut-in royalties, overriding royalties and other royalties or similar burdens on production with respect to the Leases that have become due and payable as of the Effective Time (“Royalties”) (other than (i) immaterial amounts and (ii) royalties held in escrow or suspense accounts or escheated) due from Seller.

(j) Hydrocarbon Sales. Except as described on Schedule 5.01(j), Seller is not obligated by virtue of a production payment or any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Properties at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Assets.

(k) Environmental Matters. Except as described on Schedule 5.01(k): (a) with respect to the Assets, Seller is not the subject of any outstanding Order nor has Seller received any written notice, complaint or inquiry from any Governmental Authority or any other Person respecting (i) Environmental Laws, Environmental Permits or Hazardous Substances, or (ii) a Remedial Action; (b) there is no investigation or Legal Proceeding pending or threatened that could reasonably be expected to result in the Seller incurring any Material Liability pursuant to any applicable Environmental Law in connection with the Assets, including without limitation, any such Liability relating to the off-site treatment, storage, recycling or handling of any Hazardous Substances by or on behalf of the Seller in connection with the Assets; (c) there has been no Release of Hazardous Substances and no Person has been exposed to Hazardous Substances at, to, on, under or from the Assets in a manner that could result in Material Liability under Environmental Laws; (d) the Sellers are and have been in compliance with Environmental Laws with respect to the Assets; and (e) the Sellers have obtained, maintain and are in compliance with all Permits which are required under or pursuant to Environmental Laws (the “Environmental Permits”) for the construction, operation and maintenance of the Assets, all such Environmental Permits are valid and in good standing, the Seller has not been advised by any Governmental Authority of any actual or potential change in the status or terms and conditions of such Environmental Permit, and all material Environmental Permits held by the Seller in connection with the Assets have been made available to the Buyer. The Seller has delivered or made available to the Buyer copies of all reports, assessments or tests with respect to compliance of the Assets with any Environmental Laws or the presence or Release of Hazardous Material which are in the possession, custody or control of any Seller. Neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement shall require any notification to or consent of any Governmental Body or the undertaking of any Remedial Actions pursuant to Environmental Laws.

(l) Compliance with Laws. Except as described on Schedule 5.01(l) and except as would not, individually or in the aggregate, have a Material Adverse Effect, to Seller’s Knowledge, Seller’s operation of the Assets is in compliance with all Laws, orders, rules and regulations of all Governmental Authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all Hydrocarbons attributable thereto. Since the Effective Time, Seller has not received any written notice from any Governmental Authority of any such violation of any Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect. Notwithstanding the foregoing, Seller makes no representation or warranty in this Section 5.01(l) with respect to any matters relating to the environment or Environmental Law.

(m) Contracts; Leases. To Seller’s Knowledge, Exhibit A – Part 5 lists all Material Contracts related to the Assets as of the date hereof.

(n) AFEs. Schedule 5.01(n) contains a true and correct list as of the Execution Date of all material authorities for expenditures (collectively, “AFEs”) to drill or rework Wells or for capital expenditures with respect to the Assets that have been proposed by any Person having authority to do so other than internal AFEs of Seller not delivered to Third Parties. For the purposes of this Section 5.01(n), an AFE shall be material if, net to Seller’s interest, such AFE exceeds Fifty Thousand Dollars ($50,000.00) and such AFE is (or was as of the Execution Date) valid and outstanding.

(o) Preferential Purchase Rights. To Seller’s Knowledge, Schedule 5.01(o) sets forth those preferential rights to purchase or similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

(p) Imbalances. Except as set forth on Schedule 5.01(p), to Seller’s Knowledge, where Seller is the operator, there are no Imbalances exceeding Fifty Thousand Dollars ($50,000.00), in the aggregate, associated with the Assets as of the dates set forth on Schedule 5.01(p).

(q) Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.02 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Texas.

(b) Qualification. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business as now conducted makes such qualification necessary, except where the failure to be so qualified or in good standing would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(c) Authorization/Consents. The execution and delivery by Buyer of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all requisite action by Buyer’s governing body and under its organizational documents. Subject to the entry of a Sale Order by the Bankruptcy Court and except as would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement, Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, or approval from any Governmental Authority or, except as set forth on Schedule 5.02(c) hereto, any Third Party in order for Buyer to consummate the transactions contemplated by this Agreement.

(d) Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such principles are considered in a proceeding at Law or in equity.

(e) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Buyer will violate or breach the terms of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under: (i) any applicable Law, (ii) the organizational documents of Buyer, or (iii) any material contract of Buyer, other than, in the case of clauses (i) and (iii), any such items that, individually or in the aggregate, would not materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(f) Litigation. There are no suits, actions or litigation before or by any Governmental Authority that are pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer that would materially hinder or impede the consummation by Buyer of the transactions contemplated by this Agreement.

(g) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller will be liable or obligated.

(h) Financing. Buyer has (and at the Closing will have) sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable Buyer to pay the Purchase Price to Seller at the Closing. True and complete copies of the documentation for Buyer’s sources of debt or equity financing have been provided to Seller. Buyer does not have any reason to believe that the financing required to consummate the transactions contemplated by this Agreement will not be available to Buyer on a timely basis to consummate the transactions contemplated by this Agreement.

(i) Adequate Assurances Regarding Contracts. Buyer will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Contracts.

(j) Investment. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and the value thereof.

(k) Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is acquiring the Assets for its own account and not for distribution or resale in any manner that would violate any state or federal securities Law.

ARTICLE VI. CERTAIN COVENANTS

Section 6.01 Confidentiality. Buyer agrees (a) to keep any non-public information or documents obtained in connection with this Agreement confidential, (b) not to use any such information or documents for any purpose other than to evaluate, negotiate and consummate the transactions contemplated by this Agreement and (c) not to disclose the terms hereof or thereof to any Person other than Buyer’s Affiliates and Buyer’s and its Affiliates’ professional advisors and consultants, financial advisors and bankers (“Advisors”), except in each case with the prior written consent of Seller, which consent may be granted, conditioned or withheld in Seller’s sole and absolute discretion; provided that Buyer shall ensure that all of Buyer’s and its Affiliates’ Advisors are made aware, prior to the disclosure of such confidential information to the Advisors, of the confidential nature thereof, that the Advisors shall owe a duty of confidence to Seller as well as Buyer and obtain the Advisors’ written undertaking for the benefit of Seller to hold such confidential information in confidence. Notwithstanding the foregoing, if required by Law or judicial or administrative order or process, Buyer may disclose information and documents required to be held confidential hereunder to the extent, and only to the extent, necessary to comply with such Law or judicial or administrative order or process. Buyer shall promptly notify Seller of such required disclosure and shall request that confidential treatment be afforded any such disclosed information. If the Closing should occur, the foregoing confidentiality restriction on Buyer shall terminate (except as to the Excluded Assets).

Section 6.02 Dispositions of Assets. During the Interim Period, Seller shall not, without the prior consent of Buyer (which consent shall not be unreasonably withheld or delayed), transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for (a) sales and dispositions of Hydrocarbon production in the ordinary course of business, (b) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, (c) transfers, farmouts, property exchanges, sales or other similar dispositions of Assets, in one or more transactions, for a net present value exceeding TEN THOUSAND AND NO/100 Dollars ($10,000.00) of consideration (in any form) and (d) sales, transfers or similar dispositions of Assets in accordance with the exercise of any preferential rights to purchase or similar rights set forth on Schedule 5.01(o) (and, following any such sale, transfer or disposition pursuant to this clause (d), the Purchase Price shall be reduced by the Allocated Value of the Assets, or portion thereof, so sold or transferred).

Section 6.03 Operations. During the Interim Period, except as set forth on Schedule 6.03 and except as otherwise ordered by the Bankruptcy Court or as otherwise permitted by the orders of the Bankruptcy Court, Seller shall not, without Buyer’s prior consent, to be granted in its sole discretion, (a) propose, under any joint operating agreement, any operation with respect to the Assets reasonably expected to cost Seller in excess of TEN THOUSAND AND NO/100 Dollars ($10,000.00); (b) consent to any operation with respect to the Assets reasonably expected to cost Seller in excess of TEN THOUSAND AND NO/100 Dollars ($10,000.00) that is proposed by any Third Party, or elect not to participate in any operation with respect to the Assets that is proposed by any Third Party; (c) enter into any contract that would constitute a Material Contract hereunder; except in each case of subsections (a) through (c) above, where such operation is (i) in connection with an AFE listed on Schedule 5.01(n), (ii) in response to an emergency, or (iii) necessary to maintain or prevent forfeiture of a Lease or other Property; (d) reduce or terminate (or cause to be reduced or terminated) any insurance coverage now held in connection with the Assets; (e) change the operations in the field with respect to any Well or Lease, without the Buyer’s prior consent, to be granted in its sole discretion; or (f) except for any Liens that would not attach to or encumber the Assets following Closing, mortgage or pledge or create or suffer to exist any encumbrance on any of the Assets. Buyer acknowledges that Seller owns undivided interests in certain of the Properties comprising the Assets that it may not be the operator thereof, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or Affiliates of Seller shall not constitute a breach of the provisions of this Section 6.03, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.03.

Section 6.04 Governmental and Other Bonds; Operator. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates and relating to the Assets, are transferable or are to be transferred to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for all such bonds, letters of credit and guarantees to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. Buyer acknowledges and agrees that the release of cash from escrow (the “Bond Collateral Assets”) is subject to the consent of Chevron U.S.A., Inc, (“Chevron”) and EnerVest Energy, L.P. (“EnerVest”), which consent was set forth on the record at the Auction, as described in Section 8.02(e), below. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of (a) the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities for Buyer to own and, where appropriate, operate, the Assets and (b) Buyer’s qualification to own and operate the Assets in the jurisdictions where the Assets are located.

Section 6.05 Amendment of Schedules. During the Interim Period, Seller or Buyer, as the case may be, may correct or supplement any Schedule hereto by furnishing such corrected or supplemented Schedule to Buyer (and such corrected or supplemented information shall be deemed to amend this Agreement for all purposes); provided, however, any corrected or supplemented information set forth on such corrected or supplemented Schedule shall be disregarded (a) in determining whether the condition set forth in Section 8.02(a) has been satisfied to the extent and only to the extent that such corrected or supplemented information has a material adverse effect on the Properties and (b) to the extent such corrected or supplemented information reduces or increases the Allocated Value of a Well, on a Well by Well basis, by an amount greater than or equal to the Consent Threshold. Further, at any time prior to Closing, Buyer may add or subtract any agreement, lease, contract or otherwise (other than a Lease) to or from the Exhibit A – Part 5; provided, however, that the addition of an agreement, lease, contract or otherwise must be noticed in sufficient time prior to the Closing to permit Seller to assume and assign the same at Closing. Any such agreement deleted from the final Exhibit A – Part 5 shall not be deemed a Contract. Any such agreement added to Exhibit A – Part 5 shall be deemed a Contract.

Section 6.06 Bankruptcy Actions. Buyer covenants and agrees that it shall cooperate with Seller in connection with furnishing information or documents to Seller to satisfy the requirements of adequate assurance of future performance under Section 365(f)(2)(B) of the Bankruptcy Code.

Section 6.07 Reasonable Best Efforts. Subject to any applicable order of the Bankruptcy Court, and otherwise on the terms and subject to the conditions of this Agreement, each of Seller and Buyer shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable, and neither Party shall take any action to prevent or delay, or fail to take any action in order to prevent or delay, the Closing from occurring as promptly as practicable. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and cooperate with and provide reasonable assistance to each other and otherwise use reasonable best efforts in connection with (a) obtaining all necessary consents, licenses, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person with respect to the consummation of the transactions contemplated by this Agreement, and (b) in general, consummating and making effective the transactions contemplated hereby.

ARTICLE VII. BANKRUPTCY MATTERS

Section 7.01 Auction and Bidding.

(a) Auction. Consummation of the transactions provided for herein is subject to the determination by Seller that this Agreement is the highest or otherwise best offer from a Qualified Bidder for the Assets and the assumption of the Assumed Obligations. In connection with this determination, Seller conducted an auction (the “Auction”) of its assets in accordance with Section 363 of the Bankruptcy Code and the Bidding Procedures, as may be modified by the Bidding Procedures Order, and determined that the Buyer was the Qualified Bidder making the highest and best offer for the Assets.

(b) Bidding. Seller offered the Assets for sale in accordance with the Bidding Procedures and solicited Bids from Qualified Bidders, and conducted the Auction in accordance with the Bidding Procedures and the Bidding Procedures Order.

Section 7.02 Certain Contract Matters.

(a) Leases. The Leases listed on Exhibit A-Part 1 are to be transferred to Buyer as part of the sale of the Assets. To the extent any Lease constitutes an executory contract or unexpired lease of real property under Section 365 of the Bankruptcy Code, such Lease shall be assumed by Seller and assigned by Seller to Buyer pursuant to Section 365 of the Bankruptcy Code, and Buyer shall pay the Contract Cure Amounts in connection with such assumption and assignment. Notwithstanding the foregoing, if the Auction is held, Buyer shall have the right prior to or during the Auction to remove any Lease from Exhibit A – Part 1. Should the Buyer remove any such Lease, such Lease shall be deemed not to be assumed by the Seller and assigned to the Buyer under Section 365 of the Bankruptcy Code.

(b) Contracts. Seller shall assign to Buyer, and Buyer shall assume, the Contracts other than Leases under Section 365 of the Bankruptcy Code pursuant to the Sale Order. Buyer shall pay the Contract Cure Amounts in connection with the assumption and assignment of the Contracts. To the extent any Contract does not constitute an executory contract subject to assumption and assignment under Section 365 of the Bankruptcy Code, then the rights and obligations under such Contracts shall be transferred to Buyer as part of the sale of the Assets with such rights and obligations (including all Contract Cure Amounts) being expressly assumed by Buyer. Notwithstanding the foregoing, Buyer shall have the right prior to the Closing Date to remove any Contract other than Leases from Exhibit A – Part 5. Should the Buyer remove any such Contract, such Contract shall be deemed not to be assumed by the Seller and assigned to the Buyer under Section 365 of the Bankruptcy Code.

Section 7.03 Appeal. In the event the Bidding Procedures Order or the Sale Order shall be appealed, Seller and Buyer shall use reasonable best efforts to defend such appeal. In no event will Buyer be required to extend any such efforts past the Outside Date.

ARTICLE VIII. CONDITIONS TO CLOSING

Section 8.01 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects on and as of the Closing Date (provided that any representations and warranties expressly qualified by materiality or a like standard shall be true and correct in all respects on and as of the Closing Date), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that are made as of another date, which shall be so true and correct as of such date only).

(b) Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

(c) Execution and Delivery of Closing Documents. Buyer shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Seller and the Escrow Agent, as applicable, all of the documents described in Section 9.04 and Buyer shall be ready, willing and able to deliver to Seller the Adjusted Purchase Price.

(d) Performance Bonds. Buyer shall have obtained, or caused to be obtained, in the name of Buyer bonds, letters of credit and guarantees related to the Acquired Fields, and such escrows and other bonds, letters of credit and guarantees to the extent required by Section 6.04, subject to the condition set forth in Section 8.02(e), below.

Section 8.02 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects on and as of the Closing Date (provided that any representations and warranties expressly qualified by materiality or a like standard shall be true and correct in all respects on and as of the Closing Date), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that are made as of another date, which shall be so true and correct as of such date only).

(b) Performance. Seller shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.

(c) Execution and Delivery of Closing Documents. Seller shall have executed and acknowledged, as appropriate, and shall be ready, willing and able to deliver to Buyer all of the documents described in Section 9.03.

(d) Consent Deposit Amount. The Consent Deposit Amounts shall not exceed $1,000,000, in the aggregate.

(e) The statements set forth on the record by counsel to Chevron and Enervest at the Auction related to one or more escrow accounts set in place by the Debtors and/or Chevron and/or Enervest in relation to continued bonding obligations with respect to the Assets being purchased by Buyer and other assets of Debtors being purchased by other buyers, shall have been reduced to written agreements executed by the appropriate parties, consistent with such statements, and consistent with the following sentence. The funds on deposit in the escrow account (the “Escrowed Funds”) shall be allocated as follows: (a) 10% of the required bonding amount shall be retained by the escrow agent as a deposit for premiums to be paid by each buyer of each field covered by such escrow agreement, pro rated to the amount of bonding required for each such field (or if preferred by Chevron and Enervest, on a buyer-by-buyer basis); and (b) the remaining Escrowed Funds shall be released to Buyer upon submission of invoices for plugging and abandonment work in the Garden Island Bay Field, and other procedures as are reasonably required by Chevron and Enervest in relation thereto (such as verification that the work was completed), on a dollar-for-dollar basis, until such remaining Escrowed Funds are fully utilized.

Section 8.03 Conditions to the Parties’ Obligations. The obligations of Seller and Buyer to consummate the transactions provided for herein are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Final Order. The Sale Order shall have been entered and shall have become a Final Order.

(b) No Injunctions or Restraints. No applicable Law enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 8.04 Closing Over Breaches or Unsatisfied Conditions. Notwithstanding anything to the contrary contained in this Agreement, if there is a failure of any condition to be satisfied in favor of Buyer and Buyer elects to proceed with the Closing, then the condition that is unsatisfied will be deemed waived by Buyer, and Buyer will be deemed to fully release and forever discharge Seller on account of any and all Liabilities with respect to the same, including any claims for indemnification hereunder, and Buyer agrees, on behalf of itself and the Buyer Affiliates, not to make, file or bring any claim or cause of action with respect to such released Liabilities.

Section 8.05 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.07.

ARTICLE IX. CLOSING

Section 9.01 Time and Place of Closing. If the conditions referred to in Article VIII have been satisfied or waived in writing, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Haynes and Boone, LLP, counsel to Seller, located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010, at 10:00 a.m., Houston time, as soon as practicable after entry of the Sale Order but no later than the fifth (5th) Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII or such earlier or later date as is mutually agreed by the Parties (the date on which the Closing occurs is referred to in this Agreement as the “Closing Date”). To the extent required by Chevron or EnerVest in connection with obtaining their Consents to the sale and assignment of the Leases to Buyer or the sale and assignment of other oil and gas leases of Seller to Third Parties, Buyer will cooperate with Seller to hold the Closing simultaneously with the closing of such other transactions or in such order as shall satisfy the conditions of such Consents.

Section 9.02 Closing Statement; Adjustments to Purchase Price at Closing. Seller shall prepare and deliver to Buyer, not later than three (3) Business Day prior to Closing, a statement which sets forth Seller’s good faith estimate of the adjustments to the Purchase Price (accompanied by supporting documentation) made in accordance with the following provisions (the “Closing Statement”):

(a) At the Closing, the Purchase Price shall be increased, as set forth in the Closing Statement, in the following amounts:

(i) all costs and expenses (including royalties, Production Taxes not listed on Schedule 12.01(b), Operating Expenses, and overhead, but excluding rentals, lease renewals, and other lease maintenance payments) actually paid by Seller that are (A) attributable to the Assets and (B) attributable to any period of time from and after the Effective Time;

(ii) the Overhead Costs related to the Aquired Fields (less any amounts received by Seller from Third Parties pursuant to any applicable joint operating agreement burdening the Assets);

(iii) the net amount of any Imbalances related to the Acquired Fields as of the Effective Time, if such net amount is positive, with the value to be based upon the sales price as of the Effective Time under the applicable marketing or sales contract; and

(iv) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(b) At the Closing, the Purchase Price shall be decreased, as set forth in the Closing Statement, in the following amounts:

(i) except for any Excluded Asset, the amount of all proceeds received by Seller with respect to the Assets that are attributable to the period of time from and after the Effective Time (but in no event including Hydrocarbons produced prior to the Effective Time);

(ii) the Allocated Value of any Assets removed from the transaction pursuant to Section 4.01(a) or Section 6.02(d);

(iii) the net amount of any Imbalances as of the Effective Time, if such net amount is negative, with the value to be based upon the sales price as of the Effective Time under the applicable marketing or sales contract; and

(iv) any other amount provided for in this Agreement or agreed upon by Seller and Buyer.

(c) Buyer shall prepare within thirty (30) days after the Closing Date and furnish to Seller a final accounting statement setting forth the adjustments and pro-rating of any amounts provided for in this Article IX or elsewhere in this Agreement (the “Final Accounting Statement”) together with reasonable supporting documentation. Seller shall within five (5) days after receipt of the Final Accounting Statement deliver to Buyer a written report (together with reasonable supporting documentation) containing any changes that Seller proposes be made to such Final Accounting Statement (the “Dispute Notice”). The Parties shall undertake to agree on the final adjustment amounts and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than five (5) days after such agreement.

(d) If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall, within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of ten pages or less and submit such summaries to the Bankruptcy Court, together with the Dispute Notice, the Final Accounting Statement and any other documentation such Party may desire to submit. Any decision rendered by the Bankruptcy Court pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction, and such final adjustment amounts shall be paid by Buyer or Seller, as appropriate, not later than five (5) days after such decision.

Section 9.03 Actions of Seller at Closing. At the Closing, Seller shall:

(a) Retain the Earnest Money as the Purchase Price.

(b) To the extent not previously returned, remit the Prior Deposit to the Buyer by wire transfer.

(c) execute and deliver to Buyer executed and notarized assignments, substantially in the form of Exhibit C (the “Assignments”), in sufficient counterparts to facilitate recording in the applicable counties and parishes relating to the Assets, and such other instruments, in form and substance mutually agreed upon by Buyer and Seller, as may be necessary or desirable to convey ownership, title and possession of the Assets to Buyer;

(d) deliver to Buyer on forms reasonably acceptable to Buyer transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production;

(e) deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of the Code;

(f) execute and deliver to Buyer a copy of the Transition Services Agreement; and

(g) execute and deliver any other agreements that are provided for herein or are necessary or desirable to effectuate the transactions contemplated hereby.

Section 9.04 Actions of Buyer at Closing. At the Closing, Buyer shall:

(a) deliver to Seller a certificate executed by the secretary of Buyer, dated as of the Closing Date, attaching, and certifying on behalf of Buyer, complete and correct copies of (A) the resolutions of the Board of Directors of Buyer authorizing the execution, delivery, and performance by Buyer of this Agreement and the transactions contemplated hereby and (B) any required approval by Buyer’s Board of Directors of this Agreement and the transactions contemplated hereby;

(b) deliver to Seller notarized counterparts of the Assignments executed by Buyer;

(c) execute and deliver to Seller a copy of the Transition Services Agreement; and

(d) execute, acknowledge and deliver any other agreements provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

ARTICLE X. CERTAIN POST-CLOSING OBLIGATIONS

Section 10.01 Operation of the Assets After Closing; Transition Services. Seller shall provide to Buyer those transition services set forth in the Transition Services Agreement. Other than as set forth in the Transition Services Agreement, it is expressly understood and agreed that neither Seller nor any of its Affiliates shall be obligated to continue operating any of the Assets, or to provide any support services relating thereto, upon and after the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets upon and after the Closing. Seller and Buyer shall execute, and Buyer shall promptly file, change of operator regulatory forms as may be required with the appropriate Governmental Authority. Seller agrees to reasonably cooperate (without any obligation to expend money) with Buyer following Closing to assist Buyer in its efforts to be named successor operator with respect to the Assets.

Section 10.02 Files. Seller shall make the Files available for pickup by Buyer within ten (10) Business Days after the Closing and Buyer shall pick up such Files on such date or within five (5) Business Days thereafter.

Section 10.03 Financial Records and Access to Information. For a period of up to twelve (12) months following the Closing Date, Buyer shall make the Financial Records available to Seller and its representatives at Buyer’s offices, and shall provide Seller with reasonable access, at reasonable times and upon prior notice, and at no cost to Seller, to the employees of Buyer associated with the preparation of those Financial Records for purposes of performing Seller’s audits and financial and tax filings required by a Governmental Authority.

Section 10.04 Further Cooperation. After the Closing, and subject to the terms and conditions of this Agreement, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets made by the proper Party hereunder.

Section 10.05 Document Retention.

(a) Inspection. Subject to the provisions of Section 10.05, Buyer agrees, and will cause its respective assigns to agree, that the Files shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of four (4) years following the Closing Date (or for such longer period as may be required by Law or Governmental Authorities) and that Seller may, during such period and at its expense, make such copies thereof as it may reasonably request.

(b) Destruction. Without limiting the generality of the foregoing, for a period of four (4) years after the Closing Date (or for such longer period as may be required by Law or by Governmental Authorities), Buyer shall not, and shall cause its respective assigns to agree that they shall not, destroy or give up possession of any original or final copy of the Files without first offering Seller the opportunity, at Seller’s expense (without any payment to Buyer), to obtain such original or final copy or a copy thereof.

(c) Limitation. Notwithstanding the foregoing, the Seller and representatives of the Seller shall have no right to inspect the Files if such inspection is for commercial purposes and the Buyer reasonably concludes that the Seller will use the information to compete with the Buyer or otherwise cause an adverse impact on the Buyer.

Section 10.06 Suspense Accounts. At Closing, Seller shall transfer or cause to be transferred to Buyer all funds held by Seller in suspense related to proceeds of production and attributable to Third Parties’ interests in the Properties or Hydrocarbon production from the Properties, including funds suspended awaiting minimum disbursement requirements, funds suspended under division orders and funds suspended for title and other defects, together with backup documentation as to when such obligations were incurred, what efforts were taken to pay such obligations, and all payor information related to each such obligation. Notwithstanding the foregoing, Seller shall escheat such funds held in suspense as are required under applicable Laws prior to Closing. Buyer agrees to administer all such accounts and assume all payment obligations relating to such funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties and such obligations shall become part of the Assumed Obligations.

ARTICLE XI. TERMINATION

Section 11.01 Right of Termination. This Agreement and the transactions contemplated hereby will automatically be terminated prior to the Closing upon the consummation of the transactions contemplated by the June 19, 2015 Purchase and Sale Agreement as the Backup Successful Bid. Additionally, this Agreement and the transactions contemplated hereby may be completely terminated at any time at or prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by Seller, by written notice to Buyer, at Seller’s option, if any of the conditions set forth in Section 8.01 or Section 8.03 is not satisfied and is incapable of being satisfied at or prior to the Outside Date;

(c) by Buyer, by written notice to Seller, at Buyer’s option, if any of the conditions set forth in Section 8.02 or Section 8.03 is not satisfied and is incapable of being satisfied at or prior to the Outside Date;

(d) by either Party, by written notice to the other, if the sum of all Un-obtained Consents exceeding the Consent Threshold exceeds three percent (3%) of the Purchase Price;

(e) by either Party, by written notice to the other Party, if the Bankruptcy Court enters a Final Order following Seller’s acceptance of a Bid for the Assets from a Successful Bidder from a Person other than Buyer (an “Alternative Transaction”) or a Final Order confirming any plan of reorganization of Seller under the Bankruptcy Code which provides for a sale of the Assets (other than pursuant to this Agreement);

(f) by either Party, by written notice to the other Party, if the Closing does not occur on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.01(f) shall not be available to any Party whose breach of a representation or warranty in this Agreement or whose action or failure to act in breach of this Agreement has been a principal cause or resulted in the failure of the Closing to occur on or before such date; or

(g) by either Party, by written notice to the other Party, if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

(h) By either Party, by written notice to the other Party, upon the occurrence of a Material Adverse Effect as to the Assets.

Section 11.02 Effect of Termination; Earnest Money.

(a) In the event that the Closing does not occur as a result of either Party exercising its right not to close pursuant to Section 11.01, then, except for the provisions of Section 1.01, Section 1.02, Section 6.01, this Section 11.02, Article XIII and Article XIV (other than Section 14.01, Section 14.02, and Section 14.03), this Agreement shall thereafter be null and void and neither Party shall have any rights or obligations under this Agreement.

(b) If this Agreement terminates pursuant to Section 11.01(b) solely on account of the failure of one or more of the conditions set forth in Section 8.01, then Seller shall retain the Earnest Money and all interest earned thereon. In such event, the delivery of the Earnest Money to Seller shall constitute liquidated damages for any loss suffered by Seller, and Buyer shall have no further liability to the Seller Indemnitees of any kind or character (except as provided under Section 6.01).

(c) If this Agreement is terminated for any reason other than as provided in Section 11.02(b), then within five (5) days following such termination, Buyer or its agent shall immediately disburse the Earnest Money and all interest earned thereon to Buyer. In such event, the return of the Earnest Money to Buyer shall constitute liquidated damages for any loss suffered by Buyer, and Seller shall have no further liability to the Buyer Affiliates of any kind or character.

(d) THE PARTIES ACKNOWLEDGE AND AGREE THAT (i) EACH PARTY’S ACTUAL DAMAGES RESULTING FROM ANY SUCH TERMINATION UNDER THIS Article XI WOULD BE DIFFICULT, IF NOT IMPOSSIBLE TO CALCULATE, (ii) THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF THE TERMINATING PARTY’S LIQUIDATED DAMAGES IN LIGHT OF THE UNCERTAINTIES IN CALCULATING THE ACTUAL DAMAGES THAT WOULD BE SUFFERED BY SUCH PARTY UNDER THE CIRCUMSTANCES SET FORTH IN THIS Article XI, AND (iii)

SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY. Notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any indirect, consequential, punitive or exemplary damages, or damages for lost profits of any kind or loss of business opportunity.

(e) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Ancillary Agreements (as applicable) were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement or the Ancillary Agreements (as applicable), and, accordingly, any party hereto shall be entitled to injunctive relief to prevent any such breach, and to specifically enforce the terms and provisions of this Agreement or the Ancillary Agreements (as applicable), including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement or the Ancillary Agreements (as applicable). The rights set forth in this section shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement or the Ancillary Agreements (as applicable).

(f) The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or the Ancillary Agreements (as applicable) by the Buyer or the Seller, as applicable, and to specifically enforce the terms and provisions of this Agreement or the Ancillary Agreements (as applicable) to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Buyer or Seller, as applicable, under this Agreement or the Ancillary Agreements (as applicable) all in accordance with the terms of this section.

ARTICLE XII. ASSUMPTION

Section 12.01 Assumption. As of the Closing, Buyer assumes and agrees to pay, perform and discharge, or cause to be paid, performed, and discharged, the following obligations and Liabilities with respect to the Assets:

(a) all obligations (whether arising by Law or by contract) to properly plug, and abandon all Wells and dismantle, cap and bury all associated flow lines associated with the Assets, decommission or remove all personal property, fixtures and related equipment now located on the land covered by or attributable to the Properties or other Assets or hereafter placed thereon, and all such obligations to cleanup and restore such lands;

(b) all Production Taxes listed on Schedule 12.01(b), not to exceed $525,000, and all Production Taxes allocable to Buyer pursuant to Section 2.05 (except to the extent any such Production Tax is economically borne by Seller pursuant to the application of Section 9.02(a)(i));

(c) all Liabilities relating in any way to the Assets (including Seller’s operation of such Assets at any time) arising under Environmental Law or arising from, attributable to or alleged to be arising from or attributable to, a violation of or the failure to perform any obligation imposed by any Environmental Law or otherwise relating to the environmental condition of the Assets; FOR AVOIDANCE OF DOUBT, BUYER’S ASSUMPTION, AND AGREEMENT TO PAY, PERFORM OR DISCHARGE SUCH LIABILITIES APPLIES REGARDLESS OF WHETHER THE LIABILITIES ARE THE RESULT OF: (i) STRICT

LIABILITY, (ii) THE VIOLATION OF ANY LAW BY ANY PERSON INCLUDING SELLER OR BY A PRE-EXISTING CONDITION OR (iii) THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE OF ANY PERSON INCLUDING SELLER;

(d) all obligations to settle any Imbalances related to the Assets;

(e) all Liabilities and obligations with respect to the Leases and Contracts arising on or after the Petition Date; and

(f) the Contract Cure Amounts (even though one or more of such Contract Cure Amounts may have arisen prior to the Petition Date).

All such assumed obligations and Liabilities described above in this Section 12.01 are collectively referred to herein as the “Assumed Obligations.”

Section 12.02 Expenses. Notwithstanding anything herein to the contrary, the foregoing defense, release, obligations shall not apply to, and each Party shall be solely responsible for, all expenses, including due diligence expenses, incurred by it to enter into, and consummate the transactions contemplated by, this Agreement.

Section 12.03 Survival. The representations and warranties of Seller in Article V shall terminate upon the Closing. Unless terminating earlier in accordance with their terms, the covenants and agreements of Seller shall terminate upon the determination of the Final Accounting Statement in accordance with Section 9.02(c) or Section 9.02(d), as applicable. The representations and warranties of Buyer in Article V (other than the representations in Section 5.02(a) – (d) and (f)) shall survive the Closing for a period of eighteen (18) months. Subject to the foregoing, the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

Section 12.04 Non-Compensatory Damages. None of the Buyer Affiliates or the Seller shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind or loss of business opportunity arising under or in connection with this Agreement or the transactions contemplated hereby. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Affiliates, and Seller, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits or loss of business opportunity, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

ARTICLE XIII. DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, SUPERVISOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO OR ANY LIENS OR ENCUMBRANCES AFFECTING ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION (FINANCIAL OR OTHERWISE), MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (IV) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (V) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR FLAWS IN THE SALE OR ASSETS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (VI) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN Section 5.01 OF THIS AGREEMENT, THE ASSETS SHALL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS,” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR SHALL MAKE PRIOR TO CLOSING SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) OTHER THAN EXPRESSLY SET FORTH IN Section 5.01(k) OF THIS AGREEMENT, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY. UPON

CLOSING, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS,” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND BUYER ACKNOWLEDGES IT HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(e) AS PARTIAL CONSIDERATION FOR THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLES 17.41 ET SEQ. OF THE TEXAS BUSINESS & COMMERCE CODE, OTHER THAN ARTICLE 17.555 WHICH IS NOT WAIVED, AND ALL OTHER CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS THAT MAY BE WAIVED BY THE PARTIES TO THE EXTENT PERMITTED BY APPLICABLE LAW.

(f) SELLER AND BUYER AGREE THAT THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS Article XIII ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

ARTICLE XIV. MISCELLANEOUS

Section 14.01 Transfer Taxes. All sales, use or other similar Taxes (other than, for the avoidance of doubt, Income Taxes) and duties, levies or other governmental charges, if any, incurred by or imposed with respect to the transfer undertaken pursuant to this Agreement (“Transfer Taxes”) shall be the responsibility of, and shall be paid by the Buyer.

Section 14.02 Cooperation on Tax Returns and Tax Proceedings. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party (without the need to incur any expenses unreimbursed by the asking party), in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the Assets.

Section 14.03 Filings, Notices and Certain Governmental Approvals. As soon as reasonably possible after the Closing, but in no event later than one (1) year after such Closing, unless otherwise consented to in writing by Seller, Buyer shall remove the names of Seller and its Affiliates, and all variations thereof, from the Assets. Promptly after Closing, Buyer shall make all requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish all transactions contemplated by this Agreement.

Section 14.04 Entire Agreement. This Agreement, the documents to be executed pursuant hereto and the exhibits and schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement as being supplemented, amended, altered, modified, waived or terminated.

Section 14.05 Waiver. No waiver of any of the provisions of this Agreement or rights hereunder shall be deemed or shall constitute a waiver of any other provisions hereof or right hereunder (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.06 Publicity. Each Party shall consult with the other Party prior to making any public release concerning this Agreement or the transactions contemplated hereby and, except as required by applicable Law or by any Governmental Authority or stock exchange, no Party shall issue any such release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

Section 14.07 No Third Party Beneficiaries. Except with respect to the Persons included within the definition of Seller Indemnitees (and in such cases, only to the extent expressly provided herein), nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a Third Party beneficiary contract.

Section 14.08 Assignment. Buyer may not assign or delegate any of its rights or duties hereunder without the prior written consent of Seller and any assignment made without such consent shall be void. Any assignment made by Buyer as permitted hereby shall not relieve Buyer from any Liability or obligation hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives.

Section 14.09 GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION, EXCEPT TO THE EXTENT THE LAWS OF TEXAS OR LOUISIANA ARE MANDATORILY APPLICABLE TO TITLE AND REAL PROPERTY MATTERS. ALL ACTIONS AND PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE EXCLUSIVELY LITIGATED, HEARD AND DETERMINED IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION AND AUTHORITY OF THE BANKRUPTCY COURT TO HEAR AND DETERMINE ANY SUCH ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY CASE IS CLOSED, THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.10 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by United States mail (postage prepaid, return receipt requested), telex, facsimile or telecopy to the addresses of Seller and Buyer set forth below. Any such notice shall be effective upon receipt only if received during normal business hours or, if not received during normal business hours, on the next Business Day.

Seller:	Dune Energy, Inc., Dune Operating Company, and Dune Properties, Inc. 811 Louisiana, Ste. 2300 Houston, Texas 77002 Attn: James A. Watt, CEO Telephone: (713) 229-6300 e-mail:

with a copy to: Kenric D. Kattner Haynes and Boone LLP 1221 McKinney Street, Suite 2100 Houston, Texas 770010-2007 Telephone: (713) 547-2518 e-mail: Kenric.Kattner@haynesboone.com

Buyer:	Trimont Energy (NOW), LLC Attn: Andrew W. Welty, CEO Trimont Plaza, Suite 450 1305 Grandview Avenue Pittsburgh, PA 15211 Telephone: (412) 267-5700 e-mail: andrew.welty@trimontenergy.com with a copy to: BakerHostetler LLP Attn: Thomas Wearsch 3200 PNC Center 1900 E. Ninth St. Cleveland, Ohio 44114 Phone: 216-861-7303 email: mbooher@bakerlaw.com

Either Party may, by written notice so delivered, change its address for notice purposes hereunder.

Section 14.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.12 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument. Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 14.13 Approval of the Bankruptcy Court. Notwithstanding anything herein to the contrary, any and all obligations under this Agreement are subject to approval of the Bankruptcy Court.

Section 14.14 Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties.

Section 14.15 Schedules and Exhibits. The inclusion of any matter upon any Schedule or any Exhibit attached hereto does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

Section 14.16 Time of the Essence. Time is of the essence in this Agreement and with respect to the covenants, obligations and agreements evidenced hereby.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

SELLER:

DUNE ENERGY, Inc. a Delaware Corporation

By:	/s/ Donald R. Martin
Name:	Donald R. Martin
Title:	Chief Restructuring Officer

DUNE OPERATING COMPANY a Texas Corporation

By:	/s/ Donald R. Martin
Name:	Donald R. Martin
Title:	Chief Restructuring Officer

DUNE PROPERTIES, Inc. a Texas Corporation

By:	/s/ Donald R. Martin
Name:	Donald R. Martin
Title:	Chief Restructuring Officer

BUYER:

TRIMONT ENERGY (NOW), LLC, a Texas limited liability company

By:	/s/ Andrew W. Welty
Andrew W. Welty
Chief Executive Officer

Signature Page to Purchase and Sale Agreement